P.O. Box 20103 Kansas City, MO 64195 866.877.2525 - fax 816.713.8810 website:www.uspremiumbeef.com

June 1, 2006

TO:                  USPB UNITHOLDERS

FROM:            STEVE HUNT, CEO

RE:                   ACQUISTION OF BRAWLEY BEEF, LLC

On June 1, U.S. Premium Beef, LLC (USPB) completed the acquisition of Brawley Beef, LLC (Brawley) located near Brawley, CA. Acquiring Brawley offers both USPB and our processing company, National Beef Packing Co., LLC (National Beef), an excellent platform for expanding our operations in the West Coast region of the United States.

Brawley is a new facility, having been constructed in 2001. It has a one-shift capacity of approximately 480,000 head per year. A high percentage of the cattle processed at Brawley are calf-fed Holsteins which are age verified. These cattle are expected to qualify for export to Japan (under the export agreement that was in place before the loss of that market) if and when it reopens.

When Brawley's founders formed their company they were producers, much like USPB's founding unitholders, who were looking to improve the market for their cattle and to capture added value from processing those cattle. They now have become USPB unitholders, thus expanding our membership base and source of cattle.

As with any processing plant, it is vital to USPB's success that we have an ample supply of cattle to purchase and efficiently deliver to our facilities. Including Brawley's founding members' feedyards, there is a one-time feedyard capacity of 500,000 head within 100 miles of the Brawley plant.

The freight advantage to West Coast markets and ports serving exports to Pacific Rim countries is a significant benefit to your company. Brawley's location puts National Beef in close proximity to the 20 million consumers who reside within 250 miles of the plant. Furthermore, there is an abundant agricultural labor supply in the  region, which is critical to operating the facility today and for planning for the possibility of  expanding National Beef's and USPB's West Coast operations in the future.

The acquisition of Brawley was structured so that it would result in a tax efficient transfer of Brawley's assets. Through a series of transactions, Brawley contributed its assets with a book value of approximately $104 million and liabilities of approximately $72 million in exchange for 44,160 new Class A and 44,160 new Class B USPB units. The value of these units was determined to be $7.3 million based on recent trades at the time the agreement was negotiated. USPB contributed the asset it received in these transactions to National Beef in exchange for a greater ownership percentage in NBP. U.S. Premium Beef will now own and operate processing facilities in Dodge City and Liberal, KS and Brawley, CA.  Our members will have the ability to deliver cattle to all three facilities.

Again, we are confident this acquisition will be positive for USPB unitholders as well as USPB, National Beef and those involved in forming and marketing cattle to the Brawley facility. If you have questions concerning this acquisition, don't hesitate to call me. Thank you for your continued support.

Safe Harbor Forward Looking Statement: USPB and National Beef are including the following cautionary statement in this news release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on their behalf. Forward-looking statements include statements regarding the acquisition of the business of Brawley Beef, LLC and the expected benefits of that acquisition and are based on the current expectations and assumptions of USPB and National Beef, which are subject to a number of risks and uncertainties that could cause the actual outcomes and results to differ materially from those contemplated by these forward-looking statements. Some of these risks and uncertainties may be discussed in the most recently filed Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q by USPB and National Beef. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking information contained in this release will in fact transpire. We do not undertake any obligation to update or revise any forward-looking statements. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors.